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                                                                   EXHIBIT 23.5

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus included in this Registration Statement on Form S-4 No. 333-73454 of Hewlett-Packard Company of our report dated November 23, 1999 relating to the financial statements, which appears in the Hewlett-Packard Company's Annual Report on Form 10-K for the year ended October 31, 2000. We also consent to the incorporation by reference of our report dated November 23, 1999, relating to the financial statement schedule for the years ended October 31, 1999 and 1998, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Joint Proxy Statement/Prospectus included in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

San Jose, California

January 9, 2002